UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Tollgrade Communications, Inc.
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June 22, 2009
Dear Fellow Tollgrade Shareholder:
RE-ELECT TOLLGRADE’S DIRECTORS
VOTE THE WHITE PROXY CARD TODAY
     Enclosed please find management’s proxy materials for Tollgrade Communications, Inc.’s upcoming 2009 Annual Meeting of the Shareholders to be held on August 5, 2009. This is a very important meeting and we encourage you to read these materials carefully. A dissident shareholder group led by a New York City-based hedge fund, Ramius LLC, is seeking to elect three individuals in opposition to your incumbent directors. Your Board of Directors strongly urges you to support your Board and re-elect Joseph A. Ferrara, Tollgrade’s Chairman and Chief Executive Officer, James J. Barnes, Daniel P. Barry, David S. Egan and Brian C. Mullins by voting the enclosed WHITE proxy card by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage paid envelope provided. This may be the most important vote you have ever made regarding Tollgrade and its future.
     We urge you to disregard any GOLD proxy card or voting instruction card that you may receive from the Ramius Group and to sign and return only the WHITE proxy card that you receive from Tollgrade. Even a vote “AGAINST” the Ramius Group’s nominees on their GOLD proxy card will cancel any proxy previously given to Tollgrade. If you previously signed a GOLD proxy card sent to you by the Ramius Group, you can revoke that proxy and vote for your Board’s nominees as described above. Only your latest dated proxy will count.
TOLLGRADE IS AT A PIVOTAL MOMENT IN ITS HISTORY
     In November 2007, less than two years ago, your Board appointed Joseph A. Ferrara to serve as President and Chief Executive Officer of Tollgrade. Concurrent with his appointment, Mr. Ferrara joined the Tollgrade Board. Mr. Ferrara has an extensive telecom industry background having worked in that industry virtually his entire professional career. Prior to joining Tollgrade, Mr. Ferrara was General Manager of Ericsson’s Data Networks division, and was Chief Executive Officer of its predecessor Marconi’s North American operations where he managed the global business of its wireless and data networks divisions. We believe that Mr. Ferrara is a strong and extremely knowledgeable leader and is the right person to lead Tollgrade through the next stage of its growth and to chart a course to create value for ALL shareholders.
➢	Since becoming President and Chief Executive Officer of Tollgrade, Mr. Ferrara has provided your Board with invaluable perspective about the telecom industry and has provided a fresh insight in leading our efforts to transform Tollgrade and reinvigorate its global franchise.

➢	Mr. Ferrara has spearheaded the development of a strategy to refocus Tollgrade’s core business by emphasizing our service assurance offerings to the telecom market.

➢	As part of that refocused strategy, we have sold off or scaled back areas of the business that don’t support our refocused strategy, redeployed resources to drive our refocused strategy, consolidated functions, streamlined our organization, reduced corporate overhead, made key management changes and bolstered our cash reserves.

➢	As a result of the efforts spearheaded by Mr. Ferrara, less than two years into the implementation of our refocused strategy, notwithstanding a very difficult environment for telecom test and measurement suppliers, we have made significant and substantial progress and are starting to realize the benefits of many of the actions we have implemented to transform and refocus Tollgrade and enhance its prospects and restore its profitability.

➢	Tollgrade is today a more efficient, better organized, and more focused enterprise than it was two years ago.
     Mr. Ferrara has been a force for significant and substantial change at Tollgrade and more changes are coming as we continue to transform Tollgrade.
YOUR BOARD HAS TAKEN SWIFT AND DECISIVE ACTIONS TO POSITION
TOLLGRADE FOR LONG-TERM GROWTH AND RESTORE ITS PROFITABILITY WHICH
WE BELIEVE WILL ULTIMATELY ENHANCE THE VALUE OF YOUR INVESTMENT
     Enhancing shareholder value is a top priority for your Board and management team and a responsibility that they take very seriously. Shortly after appointing Mr. Ferrara as President and Chief Executive Officer in November 2007, the Board retained the investment banking firm of Needham & Company, LLC to help the Board evaluate a range of strategic alternatives to enhance shareholder value, including a possible sale of Tollgrade, an assessment of each business unit, a reformulated organic strategy, acquisition and merger alternatives, and stock buy-back and dividend options. Upon conclusion of its review and in light of current economic conditions and Tollgrade’s strong balance sheet, your Board developed a comprehensive strategic plan to enhance shareholder value by refocusing on Tollgrade’s core business by emphasizing its service assurance offerings to the telecom market. We believe there is an opportunity for an integrated service assurance offering to serve multiple applications and products, specifically for the telecom industry in the next generation service assurance market. Our refocused strategy, which involves the creation of new software offerings and partnerships, will allow us to leverage our strong embedded base of customers, and enhance the value of our long term relationships and services agreements. Tollgrade also has the financial flexibility to execute on our refocused strategy, thanks to our strong balance sheet, which includes no debt and healthy cash reserves of $60 million.
     In a time of great challenge to the overall financial system, upheaval in the global economy, and a very difficult market in the telecom test and measurement sector, we have solidified Tollgrade’s fundamentals and embarked on a path toward streamlined operations and a focused strategy for growth by:
•	Selling off non-core assets, including Tollgrade’s cable product line in May 2009 because the line did not support our refocused growth strategy. The sale of the cable line will afford us the opportunity to focus more on our core service assurance solutions and the data correlations aspects of test and measurement.

•	Bolstering cash reserves, with particular emphasis on ensuring that we maintain and build on our current cash and short-term investment position to maintain significant financial flexibility and appropriate liquidity. At the end of Q1 2009, Tollgrade had $60 million in cash and short-term investments, an advantage in a tight financial market when Tollgrade may be presented with attractive investment opportunities.
•	Streamlining operations and reducing corporate overhead by:
o	Consolidating functions performed at remote locations in Sarasota, Florida (acquired from Acterna) and Deerfield, Illinois (acquired from Teradyne) to our headquarters in Pittsburgh, Pennsylvania.

o	Reducing the number of members of our senior management team by almost 60%.

o	Comprehensively reducing corporate operating expenses and other costs by more than $6 million annualized, based on Q1 2009 operating expenses compared to Q1 2008 operating expenses. A further $1.5 million in additional annual cost savings are expected based on actions taken in February of 2009.
•	Strengthening the efficiencies of our supply chain by moving products representing 80% of our hardware revenue to a new direct fulfillment model. We expect to move all remaining products to this model by year’s end, allowing us to reduce our internal fixed cost requirements which should drive improvements to gross margins. We have also reduced inventories by over $3 million year over year (Q1 2008 to Q1 of 2009), a reduction of almost 25%.

•	Authorizing a $15 million stock buyback program which reflects the faith that your Board and management have in Tollgrade’s operating fundamentals and growth prospects and our belief that the current valuation does not reflect Tollgrade’s underlying long-term value.

•	Winning a major multi-year managed service contract with a value of more than $20 million with a large global network equipment provider customer in April 2009. This significant contract win was with a NEW customer in a new market segment which positions Tollgrade to offer our existing and new customers an expanded portfolio of managed services.

•	Renewing multi-year software maintenance contracts with a combined expected revenue of over $19 million.

•	Making key management changes to strengthen the leadership and functional expertise needed to execute our growth strategy, including bolstering our sales and marketing organization and adding new talent and resources. The collective technology experience of these individuals, along with other members of our management team and our foreign and domestic employees, is an important ingredient in creating a path for growth in our core test and measurement markets where Tollgrade has an excellent reputation and significant embedded customer base.
     The concrete actions taken by your Board and management team over the past year have Tollgrade positioned for long-term growth, future profitability, market leadership and increasing returns for investors. We believe that our refocused business strategy together with our streamlined operations and improved cost structure will yield significant future benefits to all Tollgrade shareholders.

UNDER YOUR BOARD’S NEW LEADERSHIP STRUCTURE, TOLLGRADE
HAS EMBARKED ON A PLAN TO ENHANCE BOARD COMPOSITION
AND CONTINUE THE TRANSFORMATION OF TOLLGRADE
     Effective May 12, 2009, Mr. Ferrara assumed the additional role of Chairman of the Board. To continue to maintain independent Board leadership, the independent directors appointed current Board member Robert W. Kampmeinert who is Chairman and Executive Vice President of Janney Montgomery Scott, to serve as independent lead director. Your Board selected Mr. Ferrara to serve in the additional role of Chairman because it believes that, in the combined roles, he will be able to provide stronger and more effective leadership for Tollgrade as he continues to implement the new strategic direction which is repositioning Tollgrade for growth.
     Under its new leadership structure, your Board has embarked on a plan to add experienced, independent directors but to do so in a manner that is consistent with your Board’s fiduciary duty to choose director nominees who will represent the interests of ALL shareholders and who will promote long-term value for ALL shareholders. It is the unanimous view of your Board that it would benefit from the addition of more telecom industry expertise. In this regard, your Board has retained the nationally-recognized executive search firm of CTPartners to assist it in identifying, qualifying and interviewing industry experts that would be appropriate candidates for your Board. Your Board believes that enhancing its collective industry capabilities through a comprehensive search process will benefit Tollgrade and all of its shareholders. Pursuant to its comprehensive search process, your Board is seeking highly qualified, very experienced, proven business leaders with relevant and significant telecom industry expertise that can enhance the breadth and depth of the current Board. In addition to telecom industry expertise, your Board is looking for individuals with a willingness to dedicate themselves to positioning Tollgrade for long-term growth, profitability, market leadership and increasing returns for investors as well as a firm and unwavering commitment to, and the utmost respect for, best practices in corporate governance. Your Board expects to make an announcement with respect to the appointment of a new independent director with telecom industry expertise within the next week.
     Your Board is also not opposed, in principle, to enhancing shareholder representation on the Tollgrade Board, particularly with an individual referred to us from a major shareholder, provided that such representation is not disproportionate to the level of such shareholder’s investment in Tollgrade and we have appropriate assurances that such representative is committed to representing the interests of ALL shareholders. However, we have always been, and continue to be, adamantly opposed to any change in the composition of your Board, even if not a technical “change in control,” that would allow any individual shareholder or group of shareholders to assert disproportionate influence, if not effective control, over your Board.
TOLLGRADE IS POSITIONED FOR A BRIGHT FUTURE
     We believe that Tollgrade has a significant market opportunity to expand its leadership position as a supplier to the telecom industry for next generation service assurance products and solutions for centralized test systems around the world and we are actively working to position Tollgrade to be able to capitalize on that market opportunity.
     Given the significant opportunities that we believe lie ahead for Tollgrade, we believe that all Tollgrade shareholders, including the Ramius Group, would best be served by allowing your Board and management team to pursue its refocused strategy rather than be distracted by a costly and disruptive proxy contest.

WE BELIEVE THAT THE ELECTION OF THE DISSIDENT GROUP’S
NOMINEES COULD LEAD TO A SHORT-TERM FOCUS THAT
WOULD JEOPARDIZE TOLLGRADE’S TRANSFORMATION
     We have made significant and substantial progress and are starting to enjoy the benefits of many of the actions we have implemented to transform and refocus Tollgrade and enhance its prospects and restore its profitability. We believe the dissident group’s initiation of a distracting, disruptive and costly proxy contest only serves to interfere with the progress we are making in effecting the transformation of Tollgrade. If the Ramius Group’s nominees are elected, we believe that they could jeopardize Tollgrade’s transformation and its potential for long-term success because, among other reasons:
•	We believe that the dissident group has a short-term focus: Given the Ramius Group’s reputation as an opportunistic hedge fund with a focus on short-term gains and as specialists in financial reengineering, we are very concerned that the Ramius Group may be more attracted by our $60 million in cash reserves than Tollgrade’s very significant potential for growing long-term shareholder value and may have undisclosed plans with respect to Tollgrade’s cash reserves. We believe that the dissident group’s nominees, if elected, will seek to advance the dissident group’s short-term focus and will be highly disruptive to the efforts of your Board and management team to create long-term shareholder value.

•	The dissident group has not provided any plans or proposals to enhance shareholder value: Despite our numerous interactions with representatives of the Ramius Group, including numerous in-person meetings in New York and Pittsburgh as well as numerous telephone conversations, the Ramius Group has not identified to us its “vision” for Tollgrade or any suggestions for operational improvements, or other initiatives to enhance value for ALL Tollgrade shareholders.

•	The dissident group has failed to disclose their true plans and intentions for Tollgrade: The Ramius Group’s filings with the SEC are silent as to their plans regarding Tollgrade should they be successful in having their hand-picked nominees elected to your Board. We believe that additional information concerning the ultimate plans of the Ramius Group represents material information that shareholders need to know, and are entitled to know, in order to make an informed decision on how to vote at the 2009 Annual Meeting.

•	We believe that the ultimate goal of the dissident group is to be able to exert substantial influence and effective control over Tollgrade disproportionate to their investment in Tollgrade: Their nominees, if elected would account for close to 40% of the membership of your Board. The Ramius Group has acted in ways that would suggest that their interests are not aligned with those of long-term shareholders and that they may have an undisclosed agenda to obtain effective control over Tollgrade. Among other things, in connection with settlement discussions between Tollgrade and the Ramius Group, the Ramius Group, citing its need to maintain the integrity of its “standard” proxy contest settlement agreement and the need to avoid creating a precedent that could prejudice the Ramius Group in future proxy contests, made abundantly clear that they were not willing to include in any possible settlement agreement a truly substantive standstill that would protect Tollgrade from having to defend itself from yet another costly, distracting and disruptive proxy contest at the 2010 Annual Meeting.

•	We are very concerned that the dissident group would become a highly disruptive and destabilizing influence on your Board if its nominees are elected: Based on what we have read in public filings made with the Securities and Exchange Commission by at least one other company where the Ramius Group obtained representation on a Board of Directors, that company considers the Ramius Group to be a highly disruptive and destabilizing influence on its Board.
YOUR VOTE IS IMPORTANT!
RE-ELECT YOUR DIRECTORS BY VOTING THE WHITE PROXY CARD TODAY
     Your vote is important, no matter how many or how few shares you own. To vote your shares, please vote TODAY by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the enclosed postage-paid envelope provided. You may also vote by phone or Internet by following the instructions on the enclosed proxy card.
     If you have any questions or need assistance in voting your WHITE proxy card, we encourage you to call our proxy solicitor, The Altman Group, Inc., Toll-Free at (866) 340-6685 or (201) 806-7300.
     Thank you for your continued support of Tollgrade. We look forward to communicating with you in the coming weeks.
Sincerely,

Joseph A. Ferrara	James J. Barnes	Daniel P. Barry

David S. Egan	Richard H. Heibel, M.D	Robert W. Kampmeinert

Brian C. Mullins

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.
If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:
1200 Wall Street West
Lyndhurst, NJ 07071
Shareholders Call Toll-Free: (866) 340-6685
Banks and Brokerage Firms Call Collect: (201) 806-7300

Forward-Looking Statements
This information and other statements by Tollgrade Communications, Inc. in this letter contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should,” “project,” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. Information about potential factors that could affect Tollgrade’s business and financial results is included in Tollgrade’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Tollgrade is under no obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statement whether as a result of new information, future events or otherwise. If Tollgrade does update any forward-looking statement, no inference should be drawn that Tollgrade will make additional updates with respect to that statement or any other forward-looking statements.
Important Information
In connection with the solicitation of proxies, Tollgrade Communications, Inc. has filed with the SEC and mailed to shareholders on or about June 22, 2009 a definitive proxy statement in connection with its 2009 Annual Meeting of Shareholders. Tollgrade, its directors, nominees for director and certain officers, employees and other persons are deemed to be participants in the solicitation of proxies from shareholders in connection with the 2009 Annual Meeting of Shareholders. Information regarding the interests of such participants is included in the definitive proxy statement and other relevant documents filed and to be filed by Tollgrade with the SEC in connection with the proxy solicitation. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TOLLGRADE WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain, free of charge, copies of the definitive proxy statement and any other documents filed by Tollgrade with the SEC in connection with the proxy solicitation at the SEC’s website at http://www.sec.gov. and Tollgrade’s website at http://www.tollgrade.com.